Exhibit 99.1

FINAL TRANSCRIPT

AUG 08, 2011 / 5:00PM ET, SLXP - Q2 2011 SALIX PHARMACEUTICALS LTD EARNINGS CONFERENCE CALL

CORPORATE PARTICIPANTS

Michael Freeman

Salix Pharmaceuticals Ltd - Associate VP, IR & Corporate Communications

Adam Derbyshire

Salix Pharmaceuticals Ltd - EVP, CFO

Carolyn Logan

Salix Pharmaceuticals Ltd - President and CEO

Bill Forbes

Salix Pharmaceuticals Ltd - EVP - R&D

CONFERENCE CALL PARTICIPANTS

Greg Waterman

Goldman Sachs - Analyst

Misha Dinerman

Piper Jaffray - Analyst

Scott Henry

ROTH Capital Partners - Analyst

John Newman

Citadel Securities LLC - Analyst

Ami Fadia

UBS - Analyst

Gary Nachman

Susquehanna Financial Group - Analyst

Unidentified Participant

Analyst

Michael Faerm

Credit Suisse - Analyst

Tim Lugo

William Blair & Company - Analyst

Irina Rivkind

Duncan-Williams, Inc. - Analyst

David Gu

Wells Fargo Securities - Analyst

Annabel Samimy

Stifel Nicolaus - Analyst

Patti Bank

DISCERN Investment Analytics - Analyst

PRESENTATION

Operator

Good day, and welcome to the Salix Pharmaceuticals second quarter 2011 earnings release conference call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Mr. Michael Freeman, Associate Vice President of Investor Relations and Corporate Communications. Please go ahead, sir.

Michael Freeman - Salix Pharmaceuticals Ltd - Associate VP, IR & Corporate Communications

Good afternoon, thank you for joining us today. I am Mike Freeman, Associate Vice President of Investor Relations and Corporate Communications for Salix Pharmaceuticals. With me today are Adam Derbyshire, our Executive Vice President and Chief Executive Officer (sic see), Carolyn Logan, our President and Chief Executive Officer, and Dr. Bill Forbes, our Executive Vice President of Research and Development. Adam will begin the presentation with a review of the financial results for the second quarter of 2011. Carolyn then will review operations to complete the foremost segment of today’s call. At the conclusion of these comments, Management will respond to appropriate questions.

Various remarks that Management might make during this conference call about future expectations, plans and prospects for the Company constitute forward-looking statements for purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995. Actual results might differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in our press releases and SEC filings, including our Form 10-K for 2010. Specifically the information in this conference call related to projections, development plans and other forward-looking statements is subject to this Safe Harbor. I now will turn the call over to Adam.

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

Thank you, Mike. Total product revenue was $133.2 million for the second quarter of 2011, a 42% increase compared to $93.8 million for the second quarter of 2010. Total product revenue for the first 6 months of 2011 was $239.1 million, a 73% increase compared to $137.9 million for the first 6 months of 2010. XIFAXAN revenue for the second quarter of 2011 was $87 million, a 20% increase compared to $72.4 million for the second quarter of 2010. XIFAXAN revenue for the first 6 months of 2011 was $167.7 million, a 64% increase compared to $102.3 million for the first 6 months of 2010. The $72.4 million XIFAXAN revenue for the second quarter of 2010 reflects product stocking during the quarter associated with approval and launch of XIFAXAN 550 for hepatic encephalopathy.

Total cost of products sold was $25.2 million for the second quarter of 2011 and $43.8 million for the first 6 months of 2011 compared to $17.2 million for the second quarter of 2010 and $27 million for the first 6 months of 2010. Gross margin on total product revenue was 81% for the second quarter of 2011 compared to 81.7% for the second quarter of 2010 and 81.7% for the first 6 months of 2011 compared to 80.4% for the first 6 months of 2010. Research and development expenses were $29.5 million for the second quarter of 2011 and $60.5 million for the first 6 months of 2011, compared to $23 million and $41.8 million respectively for the prior-year periods. Selling, general and administrative expenses were $44.7 million for the second quarter of 2011 compared to $40.8 million for the second quarter of 2010, and $91.3 million for the first 6 months of 2011 compared to $77.3 million for the first 6 months of 2010.

The Company reported net income of $19.2 million, or $0.32 per share fully diluted for the second quarter of 2011. Net income on a non-GAAP basis, excluding the impact of payments to Lupin for exclusive worldwide rights to Lupin’s Rifaximin technology, non-cash charges for expenses related to Salix’s outstanding convertible debt, depreciation, amortization and stock-based compensation expense was $33.8 million, or $0.54 per share for the 3-month period ending June 30, 2011, and $54.5 million, or $0.88 per share for the 6-month period ending June 30, 2011. We believe these non-GAAP measures might provide investors additional relevant information in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability. However, you should be aware that non-GAAP measures are not a superior to, nor a substitute for comparable GAAP measures. A reconciliation of our non-GAAP measures to the comparable GAAP measures is provided in the financial tables.

Cash and cash equivalents were $476.5 million as of June 30, 2011. We continue to be extremely pleased with the performance of XIFAXAN 550. During the second quarter of 2011, our XIFAXAN business comprised of XIFAXAN 200 and XIFAXAN 550 demonstrated impressive growth on a milligram basis of 78% compared to the second quarter of 2010. MoviPrep and APRISO also demonstrated strong prescription year-over-year growth for the second quarter of 2011 of 12% and 71% respectively compared to the second quarter of 2010. We continue to believe total Company product revenue for 2011 will be approximately $520 million, as 2011 guidance represents a 54% growth over 2010 revenue. We continue to believe we will be able to generate approximately $110 million in GAAP pre-tax income for the full year ending December 31, 2011, excluding payments to Lupin for exclusive worldwide rights to Lupin’s Rifaximin technology.

We also continue to believe research and development expenditures and selling, general and administrative expenditures combined will be approximately $276 million for 2011, excluding those payments to Lupin. The Company expects to be profitable during 2011, but because of net operating carry forwards, we anticipate recognizing an effective tax rate less than 10% for the full year 2011. The current annualized run rates based on dollarizing June 2011 prescription data for XIFAXAN, our bowel cleansing products, APRISO and our other products are approximately $380 million, $95 million, $60 million and $28 million respectively. Based on the full year 2011 guidance, for the third quarter of 2011, we anticipate total Company product revenue should be approximately $140 million and should generate approximately $32 million in GAAP pre-tax income. I now will turn the call over to Carolyn Logan, our Chief Executive Officer.

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

Thank you, Adam. XIFAXAN 550-milligram continues to gain momentum with prescriptions on a milligram basis increasing 8% for the second quarter of 2011 compared to the first quarter of 2011. Sales of APRISO also continued to exceed the Company’s expectations during the quarter. APRISO prescriptions increased 13% during the second quarter of 2011 compared to the first quarter of 2011.

In April 2011, our sales force began physician and staff promotion of RELISTOR subcutaneous injection for the treatment of opioid-induced constipation in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The initial response from our healthcare providers, as well as from payers, is very positive. Physicians and other healthcare providers’ feedback indicate a significant need in the marketplace for a targeted treatment of opioid-induced constipation, or OIC, in patients with advanced illness. We are working to educate healthcare providers about the importance of OIC and how RELISTOR acts by selectively antagonizing peripheral mu-opioid receptors in the gastrointestinal tract without impacting the central opioid mediated analgesic effect on the central nervous system. On June 27, Progenics submitted the RELISTOR subcutaneous injection sNDA for treatment of opioid-induced constipation in patients with non-cancer pain. Additionally, we completed patient enrollment in our pivotal Phase 3 trial of the oral tablet formulation of RELISTOR for the treatment of opioid-induced constipation in chronic non-cancer pain. With enrollment completed in July, we now are targeting to announce top line results from this landmark trial in either late 2011 or early 2012.

We are pleased to announce that the Company has determined to continue the development of XIFAXAN 550 for the treatment of IBS. On June 20, 2011, the Company held an end of review conference with the FDA regarding our supplemental new drug application for XIFAXAN or Rifaximin 550-milligram tablet for the proposed indication of treatment of non-constipation, irritable bowel syndrome and IBS-related bloating. At the meeting, and during conversations held subsequent to the meeting, the FDA communicated its intention to work with Salix in an open, collaborative way regarding the development of Rifaximin and IBS. At the center of these discussions has been the issue of determining what information will be needed for a substantive response to the complete response letter issued by the FDA in March of this year.

Since IBS is a serious and unmet medical condition, the FDA has proposed and Salix has agreed to convene an advisory committee. The purpose of the advisory committee is to review the Rifaximin IBS data with a focus on the design of the clinical study for the retreatment of patients. The tentative date for this advisory committee is November of this year. Currently, the Company is continuing its discussions with the FDA, key opinion leaders and various regulatory consultants. The intention is to utilize the input gained from these discussions, as well as from the advisory committee to finalize a development plan going forward for a retreatment study. At this time, we are targeting to initiate patient enrollment into a retreatment program by the end of the year 2011 or early 2012. Currently, we anticipate that approximately 24 months could be required to complete the trial and secure an FDA decision regarding approval.

During the second quarter of 2011, the Company also continued to make progress in the development of crofelemer and budesonide foam. We intend to submit the crofelemer NDA during the second half of 2011 and patient enrollment progressed in the Phase 3 trial of budesonide foam during the quarter.

Our core business is strong and growing. In the near term, we anticipate that our currently marketed products should continue to generate revenue at an accelerating rate. Based on the anticipated near-term growth of our business, we believe we can generate $1 billion in revenue in 2013, assuming the timely approval of subcutaneous injection RELISTOR for opioid-induced constipation in chronic non-cancer pain, and excluding the potential XIFAXAN IBS indication. Our portfolio of marketed products is complemented by our impressive pipeline of product candidates in development that should drive additional revenue growth over the long term as they are commercialized. We believe combined peak year sales of our new product candidates currently in development, that is XIFAXAN for IBS, subcutaneous injection and oral RELISTOR for chronic non-cancer pain, crofelemer, budesonide foam and Lumacan could total approximately $4 billion.

Additionally, the Company continues to actively pursue additional product opportunities to expand and broaden its product portfolio. We are extremely pleased with the success we’ve achieved to date and we believe the Company is well positioned to succeed in our mission of being the leading US specialty pharmaceutical Company licensing, developing and marketing innovative products to healthcare professionals to prevent or treat gastrointestinal disorders. This completes my comments and I’d like to thank you for your participation in today’s call. Now, I’ll turn the call over to the Operator to begin the question-and-answer session.

QUESTION AND ANSWER

Operator

(Operator Instructions) Greg Waterman with Goldman Sachs.

Greg Waterman - Goldman Sachs - Analyst

Thank you for taking the question. Realizing this is dependant on the advisory panel, I was just wondering if there’s anyway you can frame your expectations in terms of trial design, endpoints and size? And then second, on the XIFAXAN prescription trend, looking at prescriptions, it looks like the trend has been relatively flat, and with long-term guidance still [clawing] for growth, I’m just wondering what we can look for in terms of potential inflection points? Thank you.

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

Dr. Forbes will address your first question, Greg.

Bill Forbes - Salix Pharmaceuticals Ltd - EVP - R&D

This is Bill Forbes. Thanks, Greg. Let me just talk a little bit about trial design, I won’t actually give any specifics, because we actually do have some clear ideas of where we need, where we believe we need to go, but as you can imagine as the FDA is trying to call together a group of experts to provide some commentary on this, I think we’re going to refrain from talking about specifics. This goes back to – and I will add that it goes back to the need for retreatment data around Rifaximin, so we have Phase 2 and 2 Phase 3 trials, all of them very large showing that Rifaximin provides symptomatic release in non-constipation IBS. And so I think going forward they have a need for retreatment data and to help with additional information providing a label that clinicians can lean on. And our expectations around size and duration, how long that will take, I think again as Carolyn mentioned earlier, we’re probably looking at for the program, including what we anticipate a 6-month review to take about 24 months. So once we resubmit off of the complete response letter, then I anticipate a 6-month clinical review for the data that we submit.

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

And Greg, this is Adam, to get to your question about XIFAXAN, obviously we saw 78% growth in milligrams year over year, 8% sequential growth. We historically in the July/August timeframe, the compound has tended to be flat to slightly up, probably more so due to the summer months, physicians being on vacation, reps being in and out of the field for that same reason, and then September, things come back. So that’s a very normal pattern for this molecule. So we are not anticipating a flattening in growth whatsoever.

Greg Waterman - Goldman Sachs - Analyst

Thank you.

Operator

David Amsellem with Piper Jaffray.

Misha Dinerman - Piper Jaffray - Analyst

Yes, hi, this is actually Misha Dinerman for David. Can you talk about how many weeks of inventory there are in the channel for XIFAXAN and how that changed with the prior quarter and also give us the current breakdown of non-retail demand as a portion of overall demand mix for both doses?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

Sure. The 550 is right where we want it to be, it’s at that 10-week level. The 200-milligram has come down from that level, it’s probably in the 6-week range. And your second question, again, I’m sorry?

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

Non-retail.

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

Non-retail. If you look at the June data, XIFAXAN 550 was pushing 19%. That’s up from the 17% range prior, and then the 200 is hovering in that 32% to 33% range for non-retail.

Misha Dinerman - Piper Jaffray - Analyst

Great, thank you. And then just 1 other quick question, can you remind us what portion of your sales mix comes from Medicare and what from Medicaid?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

For the entire molecule, Medicare is about 20% and Medicaid is about 9%.

Misha Dinerman - Piper Jaffray - Analyst

Thank you.

Operator

Scott Henry with ROTH Capital.

Scott Henry - ROTH Capital Partners - Analyst

Thank you, and good afternoon. I guess for starters, Adam, could you give us some of the product dynamics that we typically get on the revenue line, such as the purgatives, APRISO and possibly RELISTOR for the quarter, if possible?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

Sure, sure, be more than happy to. So for APRISO, it was $14.4 million. For XIFAXAN, it’s $87 million. For the bowel cleansing, it was $27.6 million, and RELISTOR was $3.5 million.

Scott Henry - ROTH Capital Partners - Analyst

Okay, thank you, that is very helpful. Another question I had, typically we notice a trend of a bolus of sales coming in Q4 of the year, but when I look at what you’ve reported so far and what you’ve guided for Q3, it implies kind of a flattish Q4. Is that what you expect to happen, or do you perhaps are you being a little just conservative on that number? I guess what I’m really getting at is – should we still expect that bolus in Q4?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

There will be growth in Q4. But again, if you do look at what we reported for the first 6 months, as you pointed out, that it’s not going to be a bolus growth that we may have had in the past for various reasons, but there will be growth.

Scott Henry - ROTH Capital Partners - Analyst

Okay. 1 question on RELISTOR, I know the Company is very positive on the long-term prospects of that and we’re all trying to get our arms around that. Do you expect any data points in terms of the growth of that product prior to these new approvals, I mean should we exceed growth up until the approvals, or is it more of a step function upon these approvals? Just trying to get an idea of how to track that product.

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

Well the significant growth will come with these new indications, but the product has grown quite nicely. When we took it over, it was roughly in the US of about a $10 million run rate. And so now approaching, if you look at June prescriptions, 15 million, and the weekly data in July has been up over June quite so. So the growth is doing well. What we have said about the current indication is if it were the only indication we had, that in peak year, and that’s 7 years out from when we started promoting it, that we believe we could achieve $50 million in revenue. So obviously the large growth is getting the subcu chronic non-malignant pain indication followed by the oral.

Scott Henry - ROTH Capital Partners - Analyst

Thank you and that is helpful. And if I could just ask 1 final question, when we think about this FDA meeting in November, do you expect there to be a vote or should it be a discussional process in terms of just trying to get a sense of what type of trial people would like?

Bill Forbes - Salix Pharmaceuticals Ltd - EVP - R&D

Yes, this is Bill Forbes again, our discussions with the FDA have led us to believe that this is a very fluid situation. And I think the question around voting, there may be things that they vote on, but I think that would be just laid out for them in order to provide guidance and some sort of definitive method for the ad com to actually tell us what needs to be done before approval, and if approval happens, what would need – what could possibly be handled after approval. So I think as it relates to retreatment, I think it’ll be on the clinical design primarily, again, and I think that if there is any voting, it’ll be around what the ad board itself believes are the best methods for designing that trial and providing us as a sponsor and the FDA as the reviewers the best advice they possibly can. So I won’t say that there aren’t going to be votes, but I don’t want to frame that in a way that says that it’d be a vote for marketability, we don’t believe that will be the case at all.

Scott Henry - ROTH Capital Partners - Analyst

Okay, thank you, that’s helpful. And thank you for taking the questions.

Operator

John Newman with Citadel Securities.

John Newman - Citadel Securities LLC - Analyst

Hi, guys, thanks for taking the question. I just wondered if I could ask a little bit more about the meeting you had with FDA in June. Did you present specific trial designs to them? And if so, did they have any specific comment on those? And then looking ahead to the FDA panel in November, what is your current view on whether or not you would push the program forward if you have a panel and they decide that you need a placebo controlled study in order to get retreatment data? I mean how do you think about sort of the long-term future in that scenario? Thanks.

Bill Forbes - Salix Pharmaceuticals Ltd - EVP - R&D

Yes, I think the first meeting we had after the complete response letter was the June 20 meeting. But there have been communications in the form of 1 phone call and certainly e-mails that have gone back and forth. And we have exchanged ideas on protocol designs and I think as was mentioned earlier, the FDA believes that it would be in everybody’s best interest to also get the advisory committee’s opinion on what to do next. So I think it’s kind of difficult for me to speculate going forward on what advice their group of experts when they do identify them and bring them together, what they might provide for us. And as you know, the agency doesn’t necessarily have to follow the advice of an advisory committee, but I think it is important for everybody to be able to weigh in on this at this point in order to try to achieve some sort of regulatory certainty around what needs to be done to complete the development program for Rifaximin and IBS.

John Newman - Citadel Securities LLC - Analyst

And I think in the past, you may have commented on the way that the agency seems to be thinking about the indication now, so do you believe that the FDA does consider IBS to either be a chronic rather than an acute indication at this point?

Bill Forbes - Salix Pharmaceuticals Ltd - EVP - R&D

Yes, I think they see it in some respects as a chronic [remitting] a condition, and I think to that end, they believe that patients will require some retreatment and that’s why they’ve asked for the additional data in the end. As you know, in March of 2010, they put out a draft guidance. And we’re in support of many of the endpoints that they’ve provided in that draft guidance. We understand where they were coming from. We’ve analyzed our target 1 and 2 data that way. We feel comfortable with it. But in that draft guidance, they did not talk about retreatment in this particular situation. And so obviously there are many areas around this that the agency is struggling with, and I think the ad com is intended to try to help them through that part of it draft guidance that does not address this particular situation.

John Newman - Citadel Securities LLC - Analyst

And was there any discussion at the meeting in June regarding safety of XIFAXAN at all?

Bill Forbes - Salix Pharmaceuticals Ltd - EVP - R&D

That has not – I mean has there been any discussion around safety? There is – there are no safety concerns that are not handled within the label that exists today for the travelers’ diarrhea and hepatic encephalopathy and so I – there was no specific safety concerns that were brought up as an issue, and I think that the things that we heard around the hepatic encephalopathy advisory committee in 2010, around resistance, around C. diff, anything around the safety of this compound which has a remarkable safety record over the years that it’s been on the market in the United States and the decades it’s been on other markets really speaks for itself. And so I think that at this point in time, we’re really focused on getting additional efficacy information in the form of retreatment.

John Newman - Citadel Securities LLC - Analyst

Okay, great. Thanks very much.

Operator

Ami Fadia with UBS.

Ami Fadia - UBS - Analyst

Hi, good evening. Just as a follow up to the earlier question, do you anticipate the ad com to start with reviewing a proposal on a trial and then sort of go from there, or do you anticipate the FDA to ask some just sort of generic questions around retreatment? And also with respect to a potential placebo-controlled trial, how would that change your view on whether you would go ahead with the trial or not?

Bill Forbes - Salix Pharmaceuticals Ltd - EVP - R&D

Yes, and I think it’s difficult for me to speculate. I – again, I think I just want to reinforce it, and this is a little bit unusual to have an ad com, not unheard of, of course. There have been situations where ad coms have been brought together in order to address development issues for other drugs through the years and but they don’t do this all too often. I think how they’re going to lay this out and what questions they’re going to ask, we do not have a definitive list of any of those right now. I know it’s only a few months away. If we hold to this tentative November timeline, but they will release those and they will be made available when they decide what exactly they want to ask, if they are going to ask specific questions. And as far as how they want to organize the meeting, that is really their agenda.

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

And Ami, this is Carolyn. As we move forward with a retreatment program, assuming that we will be able to do that, at the time we began the program, then we certainly will be able to either issue a press release or announce at a conference details about study design and all the – a lot of the information that both you and John had asked questions about just now.

Ami Fadia - UBS - Analyst

Okay, thanks. I do have 2 quick other follow-up questions. Firstly, with respect to your cost guidance for the full year, previously you had indicated that the R&D guidance would be able to absolve any kind of a trial that you might have to do for IBS. Now that it seems like you may not be able to start that trial until 2012, does that change what the total cost is, I mean obviously I noticed that you did not change your overall cost guidance, what are the moving parts there? And then – go ahead.

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

Our guidance hasn’t changed, because when we gave the guidance, there were no specific dollars built into guidance with respect to a retreatment study.

Ami Fadia - UBS - Analyst

Okay, and then just lastly on RELISTOR, are there any plans to present the Phase 2 data anywhere before the Phase 3 data comes out for the [oral]?

Bill Forbes - Salix Pharmaceuticals Ltd - EVP - R&D

At the rate that we’re moving on the Phase 3 data, I still anticipate that the first information you’ll see is the Phase 3 data. You may see some Phase 2 data after the Phase 3 data, but right now, given the situation that we’re in waiting for patents to be issued and just trying to move the development program forward as quickly as we’ve been able to working with Progenics, I think right now, the next event that we see is the Phase 3 data.

Ami Fadia - UBS - Analyst

Great, thank you.

Operator

Gary Nachman with Susquehanna Financial Group.

Gary Nachman - Susquehanna Financial Group - Analyst

Hi, good afternoon. Not to beat a dead horse here, just 1 more on the ad com. Is there even a chance the panel could be satisfied with existing data and ask you to run a retreatment study on a post marketing basis? It sounds like you’re definitely planning for running a clinical trial pre-approval, I just want to see if you think that’s even an option that’s going to be on the table?

Bill Forbes - Salix Pharmaceuticals Ltd - EVP - R&D

Personally, I don’t think that’s an option that you should count on. I think these things are very difficult to predict. And as I mentioned earlier, the advisory committee can provide advice, it doesn’t mean that the FDA has to take it. And so I think in that respect, the – obviously the FDA provided us a complete response letter that says that they are in need of some additional prospective data. So I mean I can never say never. But I think that given the situation, I don’t think that it’s something that I would put as a high likelihood or even a small likelihood of happening.

Gary Nachman - Susquehanna Financial Group - Analyst

Okay, and I jumped on late, I don’t know if you mentioned this, but the conversion to the 550 is going on a nice pace. What percentage of that is for IBS versus HE, I think you estimate about 50% last quarter? Just want to see the latest on that.

Bill Forbes - Salix Pharmaceuticals Ltd - EVP - R&D

Yes, that has not changed as far as we know.

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

And of course it sounds like that you are aware we have no hard data on that.

Gary Nachman - Susquehanna Financial Group - Analyst

Right. No, I know, it’s just your estimate is probably better than ours. And then on RELISTOR, now that you’ve had some time with the product, what is market research telling you about expanding to non-cancer pain? And just remind us the kind of promotional effort you expect to have behind that if you get that approved indication.

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

What information is telling us so far, market research, is that there are a lot of patients in the chronic non-malignant pain category. You find different numbers in the literature, but around 10 million is probably a safe number as opposed to 1 million in the advanced illness where laxative therapy has failed. And I think that that is somewhat confirmed by how quickly this trial enrolled. Originally, I think Progenics had thought it would take most of 2011, if not all of 2011 to enroll it. And then we pulled that back to the end of September and then that was quite nicely beat. So there are a lot of these patients out there.

What we have said is if we are granted the indication for the subcutaneous non-malignant chronic indication, that we would add some additional representatives going to a larger audience in primary care and internal medicine and a few other physicians. So nothing, nothing has changed in our thinking on that. But as we did with IBS, we had planned an expansion for that indication and we had said we would not add representatives until we got the indication. And it would be the same with the subcutaneous chronic non-malignant for RELISTOR, we would not add any new representatives until we in fact are granted the indication.

Gary Nachman - Susquehanna Financial Group - Analyst

Okay, and has reimbursement been as you’ve expected with the cancer indication for RELISTOR?

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

Yes, reimbursement appears to be overall very good. There are always some plans that you have to work on, and we have an excellent national accounts group that works very hard on reimbursement for all of our products and so they are working on RELISTOR as well. But everything we’ve heard initially is that there are not any huge barriers to access.

Gary Nachman - Susquehanna Financial Group - Analyst

Okay, great. Thank you.

Operator

Corey Davis from Jefferies.

Unidentified Participant Analyst

Yes, hi, it’s [Greg Savonovich] for Corey. Thanks for taking the questions. I’ve got several, if you don’t mind. My first just has to do with the XIFAXAN performance in the quarter and I was wondering if you’re able to provide us a breakdown of the revenue between the 2 doses or maybe to put it another way, what’s the value per script you’re realizing for the 200-milligram versus the 550?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

Sure, Greg. The breakdown is $22 million from a demand basis, $22 million for the 200, and $69 million for the 550. And in terms of revenue per script right now, looking at the latest average prescription size for the 200, it’s about a little over $500 for the 200, and then for the 550 it’s about close to $900, about $880 on a net basis.

Unidentified Participant Analyst

Okay. The reason I ask is that we look at IMS monthly sales and I think we had come up with a number that overrepresented what you ended up reporting. So I was wondering if there’s a way to easily explain the difference between what IMS reported, and I realize that you’re looking at a different database, but versus –

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

It’s just timing of shipments because essentially our ex factory sales were $87 million and our demand calculation was $91 million. So it’s just small fluctuations in timing of shipments.

Unidentified Participant Analyst

Okay, great. My second question just has to do with the oral RELISTOR trial and maybe this is a question for Bill. If you could just review the primary endpoint in the context of the overall trial design, just wanted to make sure we knew what we were looking for in terms of measurements and how that data’s going to be analyzed, whether it’s over time or for several weeks, any clarity there would be great? Thanks.

Bill Forbes - Salix Pharmaceuticals Ltd - EVP - R&D

Sure. I’ll try to describe this. So the primary endpoint of the oral RELISTOR protocol is the percent of patients having laxation within 4 hours of the ingestion of the oral dose over the first month, 28 days. And so there are 4 treatment groups and each patient takes 28 doses over the 28 days and the proportion of success is calculated for each patient and then by treatment groups and then the treatment groups are prepared. So hopefully that helps you. There’s 2 more months where they continue to take RELISTOR and those second and third months are analyzed similarly, but not required to take it every single day during the second and third month. So I know it becomes secondary endpoints for the second and third month.

Unidentified Participant Analyst

So you’re assessing it at day 28 in essence?

Bill Forbes - Salix Pharmaceuticals Ltd - EVP - R&D

Correct. And [they] report to provide us also the information on month 2 and 3 because they’re still in the trial.

Unidentified Participant Analyst

Okay. 4 treatment groups, meaning 1 placebo group and 3 doses?

Bill Forbes - Salix Pharmaceuticals Ltd - EVP - R&D

Low, medium and high dose.

Unidentified Participant Analyst

Okay, and then just 2 final quick questions, maybe more housekeeping. Just wondering why the gross margin might have been at 81%, I think we were looking for something higher. And then just as we look at your formal comments, you give some numbers around what your different products are annualizing at, and it seems as if aside from APRISO and XIFAXAN, your bowel cleansing products and your other products category for the last 3 quarters are kind of going in a sequential decline. I was wondering if there’s anything that you can speak of that might help us think that that might reverse or if that’s the trend that we should be expecting in those categories? Thanks.

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

Sure. On the gross margins, it was product mix related. So in first quarter had XIFAXAN was more of the product mix. And in second quarter, because the second quarter, the purgatives came back in line with demand, actually everything was pretty much in line with demand. So that’s why there’s just a slight change in the product mix, or in the gross margin. So I think we’re at 81.7% for the first 6 months, and our guidance is to remain for the full year to be greater than 81%, so we’re certainly on target to achieve that. And then I guess your next question just had to do with the other category?

Unidentified Participant Analyst

Yes, and your bowel cleansers as well, yes.

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

Yes well what’s happened in the – obviously we’ve- RELISTOR’s in the bag. So both APRISO and the bowel cleansers have gone down in the bag in both sales forces. And with the bowel cleansers, we do have a new competitor, Braintree has launched SUPREP, and it’s getting a little bit, it’s not getting a whole lot of traction. It’s getting a little traction, so small amount of share is coming from MoviPrep to SUPREP, but it’s not a downward trend that’s going to spiral. So I think it’s just a small, a small trend. I think sequentially, the bowel preps were down 2% for the quarter. So we would expect it to remain relatively flat and the growth rate for the bowel cleansers will mainly come from price increase.

Unidentified Participant Analyst

Okay, thank you very much.

Operator

Michael Faerm with Credit Suisse.

Michael Faerm - Credit Suisse - Analyst

Hi, thanks for taking the question. Just a question on your peak revenue guidance, I think you mentioned $4 billion in total is what you’re expecting. If I recall correctly from the last quarter, I think it was $3 billion, $1.2 billion for the marketed and $1.8 billion for the pipeline. Can you give us a sense of what may have changed in your expectations or in the way that that guidance is constructed?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

Yes, when we provided that guidance, we never factored into it XIFAXAN for IBS. So what we’ve done is we’ve got the currently marketed products and then the products that are in development. We said that we believe peak year for XIFAXAN IBS is $2.1 billion, and then you have on top of that, you have RELISTOR, oral RELISTOR, which is $1 billion. And then you have crofelemer and budesonide foam, which is roughly $300 million together, and Lumacan, which is $500 million. And that’s where you get to your approximate $4 billion number.

Michael Faerm - Credit Suisse - Analyst

But just to clarify, XIFAXAN is $2.1 billion, you said for IBS, or XIFAXAN in total?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

No, for IBS.

Michael Faerm - Credit Suisse - Analyst

Okay, and then AT would be?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

AT we said peak year of $1 billion, just AT alone.

Michael Faerm - Credit Suisse - Analyst

Okay. And on your guidance for the pre-tax income, the $110 million remains unchanged. Is that, is that a GAAP number with the exception of the Lupin payment?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

Correct.

Michael Faerm - Credit Suisse - Analyst

Okay. Great, thank you.

Operator

Tim Lugo with William Blair.

Tim Lugo - William Blair & Company - Analyst

Thanks for taking the question. As you expand your sales force to include RELISTOR next year, pending positive FDA approval, will you also include XIFAXAN in the detail with that new RELISTOR focused sales force?

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

Since HE is not a large indication really for primary care or internal medicine, no, we would not.

Tim Lugo - William Blair & Company - Analyst

Okay. Would you include any of your other products, or do you have something maybe that you’re looking at on the business development front that you would include?

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

We’re always looking at things on the business development front, and so yes, we are currently looking at several opportunities. And it depends on the physicians prescribing habits. If the physician in addition to prescribing a high amount of opioids also is prescribing (inaudible) products or bowel cleansing products, then we would promote our products that pertain to their prescribing habits. So we, we always look at physician data and look at the products they’re writing, and if we have a product that fits into that mix, then we would present that product.

Tim Lugo - William Blair & Company - Analyst

Okay, that makes sense. And the dollarized run rate looks pretty high, whereas previously it’s been relatively in line with your product sales guidance, can you kind of talk about the discrepancy?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

Yes, I believe the last time we gave the product run rates, we were a little ahead of our guidance of $520 million. I think when you added all that up, we were about $527 million or so, and now it’s bumped up to $563 million, mainly related to the growth in XIFAXAN. And a small portion related to RELISTOR, obviously because there was zero RELISTOR in the last run rates, which was based off of March prescriptions. But, again, we still want to remain conservative at this point in time. As I stated before, RELISTOR’s in the bag. We’re paying a lot of attention to RELISTOR. We want to see what kind of impact that may have on the bowel cleansers and on APRISO before we’re prepared to change our revenue guidance. But if things are moving as they seem to be at this point in time, then we would be prepared to change our guidance.

Tim Lugo - William Blair & Company - Analyst

Okay, thank you.

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

And as we go farther through the year, the run rates get bigger as well. But that’s a run rate, not what the product has done for the entire year.

Tim Lugo - William Blair & Company - Analyst

Okay, thank you very much.

Operator

Irina Rivkind with Duncan-Williams.

Irina Rivkind - Duncan-Williams, Inc. - Analyst

Hi, thanks for taking the question. Just going back to the ad com again, if the committee is meeting in November and there’s going to be a lot of discussion of endpoints and patient population, how realistic is it to get a study going within the next couple of months, given that so much could change and you won’t have a final protocol written?

Bill Forbes - Salix Pharmaceuticals Ltd - EVP - R&D

Yes, I think what we’re going to do on our end is from an operational perspective, just continue to gear up, because we know we’re going to be in the clinic. So we already have a lot of investigators that have done IBS work with us. So we’re starting – we’re in the very early stages of reaching out to them, starting to pull together some of the operational aspects. The protocol’s going to be the last piece that’s going to have to come together and of course we’re going to be doing a lot of electronic data capture, so I think that’s going to be an advantage for us getting it up and going. So I know it’s going to be a struggle to do that from November to the end of the year, and that’s why I really probably the patients getting randomized into the trial very likely might happen at the beginning of next year. But I do think that we can get the site up and in a position to start enrolling so that we have a clean shot at having a lot of centers enrolling next year so that we can do the bulk of that enrollment as quickly as possible.

Irina Rivkind - Duncan-Williams, Inc. - Analyst

And then just 1 other follow up on this, and that is what if the ad com comes back sort of mixed or vague and doesn’t really have a clear cut suggestion for what data you’re looking for? Do you then wait for FDA to weigh in with the final decision, or how does that work?

Bill Forbes - Salix Pharmaceuticals Ltd - EVP - R&D

Well, I think we’re already preparing for that potential. I think these are very difficult issues that haven’t been addressed before by this ad com, and certainly haven’t been addressed before, because they’re not in the draft guidance. So we have some ideas on this, and of course the GI division has some thoughts and I think we’ll wait and see what the ad com brings. But I think in the end, we anticipate that there will be some of that, that comes out of this ad com. We’re hopeful that we get clear messages, but of course we’ve been living with this for sometime and we understand how difficult this is going to get – to be to get everybody on the same page at an advisory committee level. But having said that, I think we’ll put together our briefing document and the agency will have some information for them and I think we have some agreement today around endpoints and we’ll see if the advisory committee agrees with those. And so we’re hopeful that we can structure this in a way where they can see that what we’re proposing seems reasonable.

Irina Rivkind - Duncan-Williams, Inc. - Analyst

Okay, thank you very much.

Operator

David Gu with Wells Fargo Securities.

David Gu - Wells Fargo Securities - Analyst

Yes, hi. So I just had 2 quick questions. The first is that I know you don’t want to talk too much about the retreatment trial design, but I was wondering if you could give a rough estimate of how much this trial may cost? And then also for the ad com, I was wondering if there will be any other points of focus beyond, beyond –

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

David, you’re breaking up.

David Gu - Wells Fargo Securities - Analyst

Oh, yes, I’m sorry. Did you catch the last part? I’m sorry?

Bill Forbes - Salix Pharmaceuticals Ltd - EVP - R&D

I think I understand your question. I think any time they bring an advisory committee together, there will probably other questions. I just anticipate that, I think other issues that they want the advisory committee to discuss. I think one of the big issues certainly aside from Rifaximin is their draft guidance. I think that they would like to get some, some feedback around the draft guidance that they issued in March of 2010, so I think there will be a number of questions that are asked. But as far as our understanding today, and it’s just the understanding that I have in discussions with the agency, I think we’re both focused as best I can But yes, there’s a possibility that they could ask other things and I certainly would think around endpoints, that would be a scenario that they will bring up. And I’ll ask Adam to address costs.

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

Yes, David on costs, obviously the costs for the retreatment will fall into 2012 and 2013 timeframe. We don’t know what the exact cost at this point in time will be, but what I can say is that for the previous XIFAXAN programs, the Phase 2b, which was big study, 680 patients and then the 2 Phase 3 studies, 1260 patients all in, that was roughly $45 million. So we are expecting any kind of retreatment study to be well south of that.

David Gu - Wells Fargo Securities - Analyst

Okay. Great, thank you.

Operator

Annabel Samimy with Stifel Nicolaus.

Annabel Samimy - Stifel Nicolaus - Analyst

Hi. Most of the questions have been asked, but I do want to revisit the ad com. And maybe it’s not clear to me, but there’s obviously going to be another trial, but is it clear that it is going to be patients who have already been treated, or is it de novo patients who need to be treated and then retreated? And I guess first that question, then I’ll follow up with another question.

Bill Forbes - Salix Pharmaceuticals Ltd - EVP - R&D

Sure, Annabel, and again, I don’t know that I have a clear answer for you. But I do believe if you look over at the European guidance, that would lead one to expect to at least on the European side, that they would look for patients that have received the drug, have responded and then to look and see what happens after that on retreatment. And so I think if the question really is retreatment, that’s what we would look to do. We would take patients that have either had received Rifaximin 4 or would receive Rifaximin and then we would address the retreatment after that. Doesn’t make sense for us to continue to run study after study looking de novo because we’ve already done that 3 times and had 3 P value that [were] significant. So –

Annabel Samimy - Stifel Nicolaus - Analyst

Okay, and in that respect, do you have any idea of what size of trial you might need to have (inaudible) significance for these retreated patients?

Bill Forbes - Salix Pharmaceuticals Ltd - EVP - R&D

Yes, and again, because there are a number of designs that we’ve even just talked to the GI division about, I think I’m going to reserve comment on that, because it really – it turns into a – with the ad com coming together, they’re supposed to provide us their opinions and I think after that, then we’ll sit down with the GI division and quickly try to make some decisions as to how to move forward as fast as we can.

Annabel Samimy - Stifel Nicolaus - Analyst

Okay. I’ll move off of the ad com for a minute. But I want to talk about the prescription trends for a minute. I mean I can appreciate the product is growing on a milligram basis, but on a prescription basis, it definitely seems that prescriptions have flattened and the share between 550 and 200, or I guess it’s hovering around 65/35. And I guess, can you help us understand the growth trends for the non-retail in July maybe and if it’s flat, is it reasonable to assume that wholesalers will want to keep 10 to 12 weeks of inventory in the channel? Should we expect some kind of destocking if this I guess prescription trend continues a bit this way?

Bill Forbes - Salix Pharmaceuticals Ltd - EVP - R&D

Actually it’s more 80/20, Annabel.

Annabel Samimy - Stifel Nicolaus - Analyst

Okay.

Bill Forbes - Salix Pharmaceuticals Ltd - EVP - R&D

Total business, the 550 on a milligram basis is 80% of the business, and the 200-milligram is 20% of the business. And for every, for every 200 milligram script that converts into a 550, you’re over doubling your business on a milligrams. And so milligrams do matter and that’s what we track. And then obviously in the month of July, you do have a bad week in there, which is the Fourth of July week, but we’ve actually done a nice little jump in the July timeframe. For awhile there we were running at about a 170 million milligrams on a weekly basis. Also, keep in mind on a weekly basis, there is no non-retail in the data. We have now taken that up a notch and we’re now in that lower to mid 180 million milligrams per week. So we think there is still nice growth ahead and again, 78% growth year-over-year on a milligram basis, 8% growth sequentially over first quarter, so we have seen in the past with the 200-milligram business prior to the 550 being introduced so we could actually look at the data in an objective way that July and August in those summer months, you can have a little bit of slow growth. And I think it’s just mainly related to positions and representatives scheduling, not necessarily matching up. So we expect to come out of that and have a strong September, strong third quarter and fourth quarter. We are right on target, if not a little bit ahead of target for our internal goal.

Annabel Samimy - Stifel Nicolaus - Analyst

Okay, great. And just moving off to the other products, was there any kind of stocking in – unusual stocking in the quarter? I know that it’s been a little bit volatile for MoviPrep and APRISO. You mentioned earlier that APRISO was pretty true to demand, is there anything going on with MoviPrep right now in terms of stocking or destocking?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

No, everything was in line with demand.

Annabel Samimy - Stifel Nicolaus - Analyst

Okay. All right, thank you very much.

Operator

Patti Bank with DISCERN Investment Analytics.

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

Hello, Patti?

Operator

Corey Davis from Jefferies.

Unidentified Participant Analyst

Yes, thanks, it’s Greg Savonovich again. I was just hoping to get some clarity around your prepared comments with regards to securing an approval, potentially securing an approval for XIFAXAN and IBS and when you say currently, we anticipate that approximately 24 months could be required to complete the trial and secure an FDA decision. At what point are you thinking that clock would start, in other words, the 24 months from currently, is it 24 months after the ad com or after the trial starts, any color would be appreciated? Thanks.

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

Yes, it’s 24 months after the trial starts. What we said is we believe we can get a trial up and running by the end of this year or early next, [we don’t have a time point].

Unidentified Participant Analyst

Okay. All right, that’s it. Thank you.

Operator

And we did have Mrs. Bank queue back up again.

Patti Bank - DISCERN Investment Analytics - Analyst

Sorry about that. Can you hear me now?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

Yes.

Patti Bank - DISCERN Investment Analytics - Analyst

Just wanted to ask a question. With regards to the interactions with the FDA, Bill wondering if you could give us some idea who it is that you’re talking with? I know it’s multiple levels, but you mentioned the GI division several times, are you also having conversations with people higher up at the agency? And have they given you some indication that those people will be there for the ad com meeting?

Bill Forbes - Salix Pharmaceuticals Ltd - EVP - R&D

No, they have not given us indication that they’ll be there for ad com meeting. But I do think that and what I’ve tried to say before is we have been given a lot of access to the GI division and we’ve gotten attention from not only the GI division, and most notably from some of their most experienced and senior people and I think that has really helped a great deal here following the receipt of the complete response letter. But we’ve also had some assistance from up above the GI division and I can tell that they are working collaboratively as a group to make sure that they provide us the best guidance. But I’m not going to provide names over the phone. So I think suffice it to say that yes, we are having discussions with a broader group, but I think primarily this is a GI review and those are the reviewers that we need to satisfy in the end, and those are the ones that we work the closest with.

Patti Bank - DISCERN Investment Analytics - Analyst

Okay. I wasn’t really looking for names, I was just looking to see, it sounds like you’re pretty confident though that you’ve got the right people to make a decision at the end of the day.

Bill Forbes - Salix Pharmaceuticals Ltd - EVP - R&D

Yes, and I think that’s really the crux of why they proposed an ad com to make sure that all of the different areas have a chance to weigh in, the sponsor, the advisory committee as well as the FDA. And so everything will be taken into consideration going forward and then hopefully we all make the right decisions and we get the information then that the FDA needs.

Patti Bank - DISCERN Investment Analytics - Analyst

All right, then I just had another question on the duration of therapy with XIFAXAN HE, and maybe I missed this, but I know that you guys have said that the duration was running about 100 days, I’m just wondering if there’s been any improvement in that? And that’s obviously lower than what I’ve been expecting as I – when I talk to physicians it seems to be more chronic use and just if you could talk about what you’re doing to shift that to a higher number of days?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

That data comes from some survey data that we do internally, Patti, the HEU awareness trial and usage, and we don’t conduct that on a monthly basis. We typically do that 6 to 8 months apart. But, no we are getting a sense that – and so essentially from the last time we did it, we’re seeing that duration of therapy in HE grow from that 75, 90 to 100 to 120 days. But our sense is, and just like you have had discussions with doctors, our reps interacting with physicians, our marketing group interacting with physicians, that that is continuing to grow. But obviously it needs to get to where we’ve disclosed peak year level sales and that’s at 270 days with 60% compliance, which would actually come out to roughly 160 days.

Patti Bank - DISCERN Investment Analytics - Analyst

Is it more just the education process for the docs, or is it a managed care function?

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

It’s really more of a changing a habit that they’ve established with Lactulose over the last 30-plus years. So, I know our 1 sales force had their sales meeting last week, the other one is this week. So all of our people are going through some new promotional materials and educational materials and working very hard on this. But if you believe survey data, our most recent survey data had us going from back sometime ago around 70 to 90 days to about 120 days now, and as Adam mentioned, we want to move that 120 to 160 to get in line with the model that we had built for peak year sales for HE. So it’s moving nicely in the right direction and we continue to believe it will just continue to increase as we continue to promote it, talk about the advantages with 50% reduction in hospitalization and 58% reduction in risk of recurrence for overt HE. We have a very strong selling message. Of course we have the New England Journal of Medicine as well publication. So we’ve got a lot of great tools.

It’s simply getting physicians to think of it and to prescribe it as chronic therapy. They did have some reimbursement issues in the past prior to gaining the indication. So there is still some perception out there. But whenever the physician will tell us what the issue is, it’s generally not managed care, it’s either physician or someone in the office has a perception that they’re going to have problems or they’re still using 200-milligram. And of course we’ve been very aggressive in changing formularies to 550 for hepatic encephalopathy. So it’s just changing habits, but it’s not anything unusual or unexpected when a physician or patient population has been on something like Lactulose for such a long period of time.

Patti Bank - DISCERN Investment Analytics - Analyst

Okay, and then just 1 last quick question. On the European partnership for RELISTOR, have you said anything more on the potential timing for that?

Adam Derbyshire - Salix Pharmaceuticals Ltd - EVP, CFO

Well we have not, so we take that over October 1, so we are in various discussions.

Patti Bank - DISCERN Investment Analytics - Analyst

Thank you.

Operator

And that concludes our question-and-answer session for today’s call. I would like to turn the call back over to Ms. Logan for any additional or closing remarks.

Carolyn Logan - Salix Pharmaceuticals Ltd - President and CEO

I would just like to thank everyone for joining us today, and we look forward to speaking with you on our next call. So have a great evening, everyone. Good-bye.

Operator

And that does conclude today’s call. Thank you all for your participation.